                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                           Frisco Bay Industries Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    358751105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 13, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)

CUSIP NO.    358751105                                 PAGE   2   OF   5   PAGES
          ---------------                                   -----    -----

                                  SCHEDULE 13G

--------------------------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            ROBERT ANDREW GARRETT
--------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                              (A) [ ]
                                                                                          (B) [ ]

--------------------------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

--------------------------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER
      NUMBER OF
       SHARES                    116,400
     BENEFICIALLY
       OWNED BY           ------------------------------------------------------------------------
         EACH             6.     SHARED VOTING POWER
      REPORTING
     PERSON WITH                 0
                          ------------------------------------------------------------------------
                          7.     SOLE DISPOSITIVE POWER

                                  116,400
                          ------------------------------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            116,400
--------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*              [ ]

--------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
--------------------------------------------------------------------------------------------------
12.
           TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.    358751105                                 PAGE   3   OF   5   PAGES
          ---------------                                   -----    -----

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

ITEM 1(A).        NAME OF THE ISSUER:

                  Frisco Bay Industries, Ltd.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  160 Graveline Street, St. Laurent, Quebec H4T 1R7 Canada

ITEM 2(A).        NAME OF PERSON FILING:

                  The name of the person filing this statement (the "Reporting Person") is Robert Andrew Garrett

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  The address of the principal office of the Reporting Person is 715 Montana Rd, N.W., Atlanta, Georgia 30327

ITEM 2(C).        CITIZENSHIP:

                  Mr. Garrett is a citizen of the United States

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value per share (the "Common Stock").

ITEM 2(E).        CUSIP NUMBER:

                  358751105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or dealer registered under Section 15 of the Act,

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act,

         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the Act,

         (d)      [ ]      Investment Company registered under Section 8 of the Investment Company Act,

         (e)      [ ]      Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

         (f)      [ ]      Employee Benefit Plan, Pension Fund which is subject to the  provisions of the Employee Retirement
                           Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g)      [ ]      Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

         (h)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box.       [X].

CUSIP NO.    358751105                                 PAGE   4   OF   5   PAGES
          ---------------                                   -----    -----

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 116,400
         (b)      Percent of class: 7.6%
         (c)      Number of shares as to which the person has: 0
                  (i)      Sole power to vote or to direct the vote 116,400
                  (ii)     Shared power to vote or to direct the vote 0
                  (iii) Sole power to dispose or to direct the disposition of 116,400
                  (iv) Shared power to dispose or to direct the disposition of 0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction.  Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.    358751105                                 PAGE   5   OF   5   PAGES
          ---------------                                   -----    -----

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                January 17, 2001
                                         ------------------------------
                                                     (Date)

                                            /s/ Robert Andrew Garrett
                                         ------------------------------
                                            Robert Andrew Garrett